EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-53335 and 33-53337 of Bio-Rad Laboratories, Inc. and subsidiaries on Form S-8 of our report dated March 10, 2004 (December 13, 2004 as to the effects of the discontinued operation discussed in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an accounting change and a discontinued operation) appearing in this Form 8-K of Bio-Rad Laboratories, Inc.

/s/ Deloitte & Touche LLP

San Francisco, California

December 13, 2004